Exhibit 5.1

November 30, 2010

Board of Directors

GrafTech International Ltd.

12900 Snow Road

Parma, OH 44130

Re:	GrafTech International Ltd. Registration Statement on Form S-8
(Registration No. 333-135388)

Ladies and Gentlemen:

We have acted as special counsel to GrafTech International Ltd., a Delaware corporation (the “Registrant”), in connection with the preparation and filing by the Registrant of Amendment No. 1 (the “Amendment”) to the above referenced registration statement on Form S-8 (the “Registration Statement”) originally filed by GrafTech Holdings Inc. (formerly known as GrafTech International Ltd., “Old GTI”), relating to the registration of shares of common stock, par value $0.01 per share, of the Registrant issuable pursuant to the GrafTech International Ltd. 2005 Equity Incentive Plan and certain predecessor plans (the “Plans”).

The Registrant became the successor to Old GTI on the date hereof as the result of the merger (the “Merger”) of GrafTech Delaware I Inc. (“Merger Sub”), a Delaware corporation, into Old GTI, without a vote of stockholders, pursuant to Section 251(g) of the Delaware General Corporation Law (the “DGCL”). Old GTI survived the Merger, the separate corporate existence of Merger Sub ceased and Old GTI became a direct wholly-owned subsidiary of the Registrant.

Pursuant to the Merger, each outstanding share of common stock, par value $0.01 per share, of Old GTI was converted into one share of common stock, par value $0.01 per share, of the Registrant having the same rights, powers, preferences, qualifications, limitations and restrictions as the common stock of Old GTI. In connection with the Merger, all outstanding equity awards, including options, restricted stock, performance-based units or other rights to receive shares of common stock of Old GTI under the Plans were converted into equity awards, including options, restricted stock, performance-based units or other rights, respectively, for the same number of shares of common stock of the Registrant upon the same terms and conditions as the existing equity awards. The Registrant also assumed all of Old GTI’s obligations with respect to shares registered on Form S-8 for distribution pursuant to outstanding awards, and awards to be granted, under the Plans. In accordance with the terms of a no-action letter the Registrant received from the Staff of the Securities and Exchange Commission (the “Commission”), dated November 4, 2010, the Registrant will be deemed the successor to Old GTI under the Securities Act of 1933 (the “Act”) and the Securities Exchange Act of 1934 and may adopt Old GTI’s existing registration statements on Form S-8 by filing post-effective amendments thereto pursuant to Rule 414 under the Act.

We have examined: the Amended and Restated Certificate of Incorporation of the Registrant; the Amended and Restated By-Laws of the Registrant; minutes of corporate proceedings of the Registrant relating to the subject matter of this opinion, as made available to us by the officers of the Registrant; an executed copy of the Amendment and a copy of each of the exhibits thereto, in each case in the form filed with the Commission; specimens or forms of certificates or other instruments evidencing such shares, as made available to us by officers of the Registrant; a good standing certificate of the Registrant as of a recent date; and such matters of law deemed necessary by us in order to deliver this opinion. We have assumed, without independent verification or having any duty to verify, that all documents mentioned herein have been duly authorized, executed and delivered by all parties thereto (other than the Registrant) and are enforceable. In the course of our examination, we have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the legal capacity of all natural persons. As to certain factual matters, we have relied upon information furnished to us by officers of the Registrant.

We express no opinion concerning any law of any jurisdiction other than (i) the federal laws of the United States of America and (ii) as to the organization, existence, good standing and corporate authority of the Registrant, the DGCL.

We express no opinion with respect to the enforceability of any agreement or instrument or any provision thereof (i) to the extent such enforceability may be subject to, or affected by, applicable bankruptcy, insolvency, moratorium or similar state or federal laws affecting the rights and remedies of creditors generally (including, without limitation, fraudulent conveyance laws) or general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (ii) providing for specific performance, injunctive relief or other equitable remedies (regardless of whether such enforceability is sought in a proceeding in equity or at law), (iii) providing for indemnification or contribution, which provisions may be limited by federal and state securities laws or policies underlying such laws, (iv) requiring any waiver of stay or extension laws, diligent performance or other acts which may be unenforceable under principles of public policy or (v) providing for a choice of law, jurisdiction or venue. We have assumed that such agreements, instruments or provisions are enforceable.

Based on the foregoing and solely in reliance thereon, and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that such shares have been duly authorized and, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this letter as an exhibit to the Amendment. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. We have no obligation to update this opinion for events or changes in law or fact occurring after the date hereof.

This opinion is furnished to you in connection with the filing of the Amendment and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Kelley Drye & Warren LLP
Kelley Drye & Warren LLP